Exhibit 10.4

FINAL

Supply Agreement

This Supply Agreement (the “Agreement”) is made, effective as of June 9, 2020 (the “Effective Date”) by and between BryoLogyx Inc. (“BryoLogyx”) and Neurotrope Bioscience, Inc. (“Neurotrope”), each of Neurotrope and BryoLogyx being referred to herein individually as a “Party” and collectively as the “Parties,” with respect to the supply by BryoLogyx to Neurotrope of cGMP synthetic bryostatin-1 under the terms and conditions set forth herein.

BACKGROUND

A.	Neurotrope is a clinical-stage biotech company leveraging bryostatin-1 and its analogues to discover and develop targeted therapeutics for neurodegenerative diseases and developmental disorders, and is a party to that certain Cooperative Research And Development Agreement with the U.S. Department of Health and Human Services, as represented by National Cancer Institute of the NIH dated January 29, 2019 (the “CRADA”) under which Neurotrope would study bryostatin-1 in its application to cancer therapy using Neurotrope’s inventory of naturally derived bryostatin-1.

B.	BryoLogyx is a clinical-stage biotech company currently dedicated to developing drugs to enhance the response rates and treatment durability of cancer immunotherapies, and has developed a method of manufacturing synthetic bryostatin-1 pursuant to the process invented by Dr. Paul Wender at Stanford University (“the Wender Process”). Stanford University owns the rights to the Wender Process and has licensed BryoLogyx to use, and manufacture for its use, the Wender Process for the development of drugs for cancer treatments.

C.	Neurotrope is also licensed by Stanford University to use the Wender Process for the treatment of neurological or neurodegenerative diseases.

D.	The Parties have entered into that certain Transfer Agreement of even date herewith pursuant to which Neurotrope will transfer the CRADA to BryoLogyx, and will assign Neurotrope’s IND PIND140578 to BryoLogyx, all in furtherance of BryoLogyx’s own clinical development program, in exchange for a revenue share.

E.	Neurotrope would like to source synthetic bryostatin-1 from BryoLogyx, and BryoLogyx is willing to supply such material to Neurotrope, all as set forth in more detail herein.

F.	It is the intent and agreement of the Parties that this Agreement and the above referenced Transfer Agreement together constitute the entire agreement of the Parties with respect to the matters governed thereby.

1.             Definitions and Interpretation

1.1               Definitions. The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning for such relevant term set forth below or, if not listed below, the meaning designated elsewhere in this Agreement.

(a)    “Additional Order” has the meaning set forth therefor in Section 2.4 hereof.

(b)    “API” means cGMP synthetic bryostatin-1 as an active pharmaceutical ingredient to be used in a drug product, and meeting the Specifications, and named in the Quality Agreement.

(c)    “Applicable Requirements” means (a) all requirements of the Quality Agreement, (b) the Useful Life requirement (which condition will not apply to the Initial Order), and (c) all applicable international, supranational, multinational, federal, regional, state, provincial and local laws, ordinances, rules and regulations of any governmental authority that apply to API or the Processing of API or this Agreement, including (i) all applicable laws, ordinances, rules and regulations of the jurisdiction where the Facility is located; (ii) cGMP; (iii) Regulatory Agencies’ regulations and guidelines; and (iv) those pertaining to workplace health and safety, all as may be amended from time to time.

BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

(d)    ““bryostatin-1” means a macrocyclic lactone and a potent activator of protein kinase C (PKC) either isolated from the bryozoan Bugula Neritina or chemically synthesized.

(e)    “business day” means a day on which national banks in the United States are open in New York, New York.

(f)     “cGMP” means those practices in the manufacture of pharmaceutical products that are recognized as current good manufacturing practice regulations and guidelines as described and promulgated by Regulatory Authorities including (i) the FDA in accordance with FDA regulations guidelines and other administrative interpretations, and, without limitation, (ii) the then-current International Council on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients as adopted by the relevant Regulatory Authority in the subject jurisdiction, and (iii) The European Union’s Eudralex Volume 4,
Part II (independent of the Annexes) where it is in direct agreement with ICH Q7, all as updated, amended, and revised from time to time.

(g)    “COGS” means BryoLogyx’s fully-burdened cost of all direct materials and labor and fully-allocated manufacturing overhead directly attributable to the cost of process development and validation and the Processing of API for Neurotrope hereunder, calculated in accordance with US GAAP, consistently applied; provided, that manufacturing overhead will not include allocation of idle capacity.

(h)    “Confidential Information” will have the meaning set forth in Section 8 hereof.

(i)     “Defect” or “Defective” means a unit of API that does not conform to the Specifications or was not Processed in accordance with Applicable Requirements or does not meet the Useful Life, provided that such Useful Life requirement in order for API to not be Defective will apply only to Additional Orders and not to the Initial Order.

(j)     “Deficiency Notice” means a written notice from Neurotrope to BryoLogyx claiming a Defect with respect to API, and/or shortages in the amount of delivered API, and describing in reasonable detail such Defect or shortage.

(k)    “Dollar” or “$” means the lawful currency of the United States.

(l)     “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto having jurisdiction over the manufacture of the API.

(m)  “Initial Order” has the meaning therefor set forth in Section 2.2 hereof.

(n)    “Intellectual Property” means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, trade-secret law, trademark law or trade name law, and includes legislation by competent governmental authorities and judicial decisions under common law or equity.

(o)    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(p)       “Processing” means all steps and activities to be performed for the manufacture, storage and delivery of API for supply by BryoLogyx to Neurotrope pursuant to this Agreement.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

(q)       “Quality Agreement” means a separate written agreement that has been entered into between BryoLogyx and BryoLogyx’s contract manufacturer for the API that describes the quality assurance and technical requirements for Processing, a copy of which will be provided to Neurotrope as promptly as possible when the Quality Agreement has been updated for the cGMP synthetic processing of bryostatin-1, which Quality Agreement, when so furnished, will be deemed confidential and will thus be subject to the confidentiality provisions of Section 8 hereof.

(r)        “Regulatory Agency” means any national, federal, state or local or other regulatory agency, department, bureau or other governmental entity (including the FDA) which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, import, distribution, sale and use of API.

(s)     “Specifications” means the specifications for API as set forth in Exhibit A attached hereto and incorporated herein by reference, as such Exhibit may be amended from time to time by the Parties in writing in accordance with the terms of this Agreement.

(t)     “Supply Period” means the period of time commencing with the date of cGMP certification and Neurotrope’s acceptance of the initial production run of synthetic bryostatin-1 produced by BryoLogyx under a license to BryoLogyx from Stanford University, and ending upon the earlier of (i) the fifth (5th) annual anniversary of the date of completion by Neurotrope of Phase 3clinical trials using API, provided that Neurotrope will promptly inform BryoLogyx in writing of the date of completion of such Phase 3 clinical trials, or (ii) such earlier or later date as is agreed by the Parties in writing in accordance with the terms of this Agreement.

(u)    “Term” means the Supply Period.

(v)    “Third Party” means any Person other than Neurotrope or BryoLogyx.

(w)  “UNCISG” means the United Nations Convention on Contracts for the International Sale of Goods, as in effect from time to time.

(x)    “Unit Price” Means the price per gram of API which is equal to COGS of such gram of API plus 15%, in each case calculated as at the time of production of the API requested by Neurotrope under the Initial Order or under the relevant Additional Order.

(y)    “Useful Life” means the time period within which API will remain stable after the date of BryoLogyx’s release of the relevant lot of API to Neurotrope, which BryoLogyx expects to be at least twenty-four (24) months, with the Parties acknowledging, however, that the Useful Life of API is not known or confirmed as at the Effective Date and thus will not be an applicable requirement as to API in the Initial Order, provided, however, that BryoLogyx will use its commercially diligent efforts, in working with its contract manufacturer of API, to determine and confirm Useful Life for API, and will promptly communicate such confirmed Useful Life to Neurotrope in writing as soon as it is confirmed to BryoLogyx, and such confirmed Useful Life thereafter will be applicable to determining whether API in an Additional Order is Defective or meets the Applicable Requirements.

1.2               Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections will refer to the particular Sections of or to this Agreement. Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” will be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) means a calendar day, calendar quarter or calendar year unless otherwise specified (and “annual” or “annually” refer to a calendar year); (c) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement; (e) the word “or” has its inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; and (h) words using the singular or plural number also include the plural or singular number, respectively.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

2.             Supply of API by BryoLogyx to Neurotrope

2.1               Sole Source. Commencing on the date upon which cGMP certification from its contract manufacturer is obtained by BryoLogyx for production of API provided such date is not later than March 31, 2021 (or such later date as the Parties may agree in writing) and thereafter during the Term, and as so long as BryoLogyx is able to supply API to Neurotrope in accordance with the terms of this Agreement and meeting Neurotrope’s volume requirements, the Applicable Requirements, and the Specifications, BryoLogyx will be the exclusive supplier to Neurotrope, even as to Neurotrope itself, of API.

2.2               Initial Order. The execution and delivery by the parties of this Agreement constitutes Neurotrope’s firm order for the purchase by Neurotrope and BryoLogyx of a total of one (1) gram of API (the “Initial Order”).

2.3               Delivery Of The Initial Order. The Initial Order will be shipped by BryoLogyx to Neurotrope within sixty (60) days after the date upon which cGMP certification is obtained by BryoLogyx for production of API. BryoLogyx will notify Neurotrope promptly in writing of the date that such cGMP approval is obtained. Such delivery will be made by BryoLogyx to such location in the United States as Neurotrope informs BryoLogyx in writing within thirty (30) days after the Effective Date.

2.4               Additional Orders By Neurotrope For API; Delivery Of Additional Orders. Any orders by Neurotrope for API beyond the Initial Order (each an “Additional Order”) must be (a) in writing, (b) for not less than one (1) gram of API unless otherwise agreed in writing by BryoLogyx in accepting the relevant Additional Order and (c) placed by Neurotrope with BryoLogyx at least six (6) months lead time before the delivery date of such Additional Order desired by Neurotrope, or such shorter period of time as BryoLogyx may agree in writing with Neurotrope, and provided that as the manufacturing process for API is further developed after the Effective Date the Parties will discuss with each other in good faith any potential shortening in such lead time that may be appropriate and any such changes agreed to will be in writing as an amendment to this Agreement. Delivery of each Additional Order will be made by BryoLogyx in accordance with the terms of the Additional Order to the location to which the Initial Order was delivered, or to such location in the United States as Neurotrope informs BryoLogyx in writing when placing the Additional Order.

2.5               Shipment; Title And Risk Of Loss Or Damage; Acceptance; Deficiency Notice;
Latent Defect.

(a)                Shipment. Shipment to Neurotrope of the Initial Order and of Additional Orders will be made using appropriate packaging and an appropriate carrier and delivery method as determined in each case by Neurotrope.

(b)                Title and Risk of Loss or Damage. BryoLogyx will, as to the Initial Order and as to Additional Orders, retain title to, and will carry the risk of loss or of damage to, API until such API is loaded onto the carrier specified by Neurotrope. Title and risk of loss or of damage to API will, as to the Initial Order and as to Additional Orders, transfer to Neurotrope upon being loaded on the carrier.

(c)                Acceptance; Deficiency Notice; Latent Defect. Neurotrope will be deemed to have accepted the Initial Order, and will be deemed to have accepted any Additional Orders unless it has sent to BryoLogyx a Deficiency Notice with respect to the relevant shipment of API within thirty (30) days after Neurotrope’s receipt of such API. If a Defect in API could not reasonably be discovered by Neurotrope within such thirty (30) day period (a “Latent Defect”), then Neurotrope will have the right to reject such API within ten (10) business days after discovering the Latent Defect during the intended useable life of API, provided Neurotrope has given written notice, in commercially reasonable detail as to such Latent Defect, to BryoLogyx within such 10 business day period. Without limiting other remedies available to Neurotrope, BryoLogyx will, at its sole cost and expense, make up the shortage or replace the rejected API, as applicable, by delivering replacement API to Neurotrope within thirty (30) days at no extra charge to Neurotrope. Neurotrope’s actual or deemed acceptance of API will not be construed as limiting any remedies given Neurotrope at law or under this Agreement. Subject to the provisions of this Section 2.5, Neurotrope has the right to reject and return, at the expense of BryoLogyx and for full credit, any portion of any shipment of API which deviates from the Specifications or cGMP, without invalidating the remainder of the order. If BryoLogyx does not agree with Neurotrope’s determination that API is Defective, then the Parties will designate an independent testing laboratory to determine whether the API is Defective, the findings of which will be binding on the Parties, absent manifest error. All costs and expenses of such laboratory testing will be borne by the Party whose position is determined to have been in error, or if the laboratory cannot place the cause of the rejection or defect noticed, then all costs and expenses of such laboratory testing will be borne by the Parties equally. All rejected API will be disposed of pursuant to Applicable Requirements. BryoLogyx will not subcontract, transfer or delegate its performance under this Agreement without Neurotrope’s prior written consent.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

2.6               Certain Limitations And Further Conditions. The fulfillment by BryoLogyx of the Initial Order and of any Additional Orders will be subject to the following conditions in each case:

(a)       Cancellation; Reduction. Neurotrope may not cancel or reduce the amount of API in the Initial Order nor may it cancel or reduce the amount of API in any Additional Order, unless in each case such cancellation or reduction is agreed to in writing by BryoLogyx (such agreement not to be unreasonably withheld).

(b)       Conditions For Supply Of API To Neurotrope For Commercial Sale. BryoLogyx’s obligations hereunder to supply API to Neurotrope for commercial sale will be subject to (i) BryoLogyx having achieved such regulatory approvals, if any, as may be required with respect to commercial sale of API, and (ii) BryoLogyx having established for itself a commercial-level manufacturing and supply process therefor.

2.7               Certain Further Limitations On Neurotrope As To Marketing, Offer To Sell Or Selling API. During the period of time during the Term in which Neurotrope is using API for its clinical research and clinical trials, Neurotrope will not market, offer to sell or sell API to any Third Party without the prior written consent of BryoLogyx, and during the remainder of the Term with respect to commercial sales by Neurotrope, Neurotrope will not market, offer to sell or sell API as a standalone product by itself, but will only market, offer to sell or sell API as a component of a drug product in a licensed clinical application.

2.8               Changes to Specifications. If either BryoLogyx or Neurotrope believes that any Applicable Requirement requires a change to the Specifications, the Party believing that such change is required will promptly notify the other Party in writing thereof, in commercially reasonable detail and thereafter the Parties will in good faith discuss such proposed change to the Specifications. If BryoLogyx and Neurotrope are unable to reach written agreement regarding whether, and to what extent, an amendment to the Specifications is required, then such dispute will be resolved pursuant to Section 9 of this Agreement.

2.9               Records. BryoLogyx will maintain complete and accurate records developed in the course of its performance under this Agreement and will maintain such records for the period of time required by Applicable Requirements, and will make such records available to the FDA and other applicable regulatory bodies. With the direct participation of BryoLogyx, Neurotrope may (a) review, but may not make copies of, API manufacturing and testing records, and may (b) audit and manufacturing facilities, all to the extent that BryoLogyx has such rights pursuant to the Quality Agreement. BryoLogyx will, upon the written request of Neurotrope therefor, make available to the FDA and other applicable regulatory bodies, solely for use by reference in Neurotrope’s regulatory filings, the CMC section of BryoLogyx’s IND with respect to the API, and the manufacturer’s Drug Master File, and such other CMC provisions of BryoLogyx’s IND as are reasonably required in support of Neurotrope’s regulatory filings.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

2.10           Exclusivity. During the term hereof, BryoLogyx will not, directly or indirectly, including by authorization, license or permission, either itself or on behalf of or with another person or entity, research, develop, distribute, commercialize, manufacture, license, sell, or supply synthetic bryostatin-1 to any party other than Neurotrope as a pharmaceutical ingredient to be used in the diagnosis, treatment or prevention of neurological or neurodegenerative disease to the extent governed by the License Agreement between Stanford University and Neurotrope with respect to the field of use rights granted therein to Neurotrope for the use of synthetic bryostatin-1 in neurological or neurodegenerative disease.

3.            PRICING; FREIGHT CHARGES; SALES TAXES; INSURANCE; INVOICING; PAYMENT

3.1               Pricing. Neurotrope will pay to BryoLogyx, in cash, for API ordered by Neurotrope and delivered by BryoLogyx pursuant to this Agreement at the Unit Price.

3.2               Freight Charges; Sales Taxes; Insurance. Neurotrope will pay freight charges for delivery of API order hereunder to Neurotrope, and any applicable sales taxes required by law to be charged by BryoLogyx. The cost of any insurance desired by Neurotrope with respect to any shipment of API hereunder will be borne by Neurotrope, and Neurotrope will arrange for any such insurance that it so desires.

3.3               Invoicing; Payment. BryoLogyx will invoice Neurotrope upon shipment of API to Neurotrope. Each invoice will set out the quantity of API which is the subject of the invoice, the Unit Price, and freight/delivery charges and applicable sales tax amounts. Neurotrope will pay all invoices in accordance the payment method will be specified by BryoLogyx in the relevant invoice, wire transfer to such account and routing instructions as will be set forth in such invoice, with wiring or other transmission fees to be paid by Neurotrope, or by check payable to BryoLogyx be sent to the address as indicated by BryoLogyx in such invoice. Neurotrope will pay all invoiced amounts that are not in good faith disputed by Neurotrope, within thirty (30) days after Neurotrope’s receipt of the relevant invoice. The Parties will discuss and finalize in good faith promptly any amounts invoiced by BryoLogyx to Neurotrope that are disputed in all good faith by Neurotrope.

4.             REGULATORY AGENCY COMMUNICATIONS

Each Party will notify the other immediately in writing, in commercially reasonable detail, if the notifying Party receives any communication from or on behalf of a Regulatory Agency with respect to API, including without limitation any notice of any deficiencies noted or otherwise referenced by any Regulatory Agency with respect to API and/or its manufacture or with respect to any drug product manufactured from or incorporating API. Reference is hereby made to the provisions of Section 2.9 hereof, with respect to the availability to FDA and other applicable regulatory bodies solely for use by reference in Neurotrope’s regulatory filings the CMC section of BryoLogyx’s IND with respect to the API, and the manufacturer’s Drug Master File, and such other CMC provisions of BryoLogyx’s IND, as are reasonably required in support of Neurotrope’s regulatory filings.

5.             Representations and Warranties

5.1               General. Each Party represents and warrants to the other Party that:

(a)          Authority. The representing Party has all corporate or other authority to perform this Agreement and this Agreement has been duly executed and delivered and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

(b)          No Action or Proceeding. The representing Party is not involved in any action or proceeding and has not received notice of any threatened action or proceeding that would jeopardize its performance under this Agreement;

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

(c)          The execution, delivery and performance by the representing Party of this Agreement and its compliance with the terms hereof, does not and will not conflict with or result in a breach of any term of, or constitute a default under (i) any agreement or instrument binding or affecting it or its property; (ii) its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(d)          The representing Party has obtained any consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority required for the execution, delivery and performance of this Agreement by such Party, and the execution, delivery and performance of this Agreement will not violate any law, rule or regulation applicable to such Party; and

(e)          Approvals. The representing Party has obtained all necessary corporate approvals to enter into and execute this Agreement and to perform such Party’s obligations hereunder.

5.2               Additional Representation by BryoLogyx. In addition to its representations under Section 5.1 hereof, BryoLogyx further represents and warrants to Neurotrope that BryoLogyx’ method of manufacturing synthetic bryostatin-1 results in a product that is equivalent in all analytical respects to natural bryostatin-1 as supplied by the NCI and that each unit of API at the time of delivery to Neurotrope will conform to the Specifications, be free from Defects, fit for such products intended use, properly packaged and labeled to the extent required by law, and be delivered free from any encumbrances. BryoLogyx represents and certifies that all persons engaged by it to perform work relating to this Agreement have never been and are not currently debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or any similar state law or regulation, excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any state agency from participation in any Federal or state health care program or otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority.

5.3               Disclaimer. EXCEPT AS PROVIDED IN THIS SECTION 5, NEITHER PARTY MAKES ANY WARRANTIES, whether EXPRESS, IMPLIED, or STATUTORY, WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES.

6.             Term and Termination

6.1               Term. The Term of this Agreement will commence on the Effective Date and will continue in full force and effect for the Supply Period unless earlier terminated as provided herein (the “Term”).

6.2               Termination for Cause. Either Party may terminate this Agreement immediately (or in the case of events described in Section 6.2(a) hereof, after the applicable cure period has elapsed) and without prior written notice to the other Party, upon the happening of any of the following events of default, provided that the terminating Party will provide written notice to the other Party, after such termination, of such termination and of the effective date thereof, and provided that any termination under this Section 6.2 will be subject to the provisions of Section 6.4 hereof:

(a)                Material Uncured Breach. The other Party materially breaches any obligation, warranty or representation hereunder of such Party (which will include without limitation, the failure of the Neurotrope to pay any undisputed monies when payable hereunder) and such breach is not cured within thirty (30) days after written notice thereof from the non-breaching Party, setting forth the nature of the alleged breach in commercially reasonable detail; or

(b)                Bankruptcy, Etc. The other Party makes a general assignment for the benefit of its creditors, suspends business or commits any act amounting to business failure, voluntarily assigns or transfers all or substantially all of its property, files a voluntary petition or has an involuntary petition filed against it seeking its reorganization, adjustment, liquidation, or dissolution under any present or future law or regulation relating to bankruptcy, which petition is not dismissed within 90 days, insolvency, relief of debtors or protection of creditors, termination of legal entities, or has a receiver, trustee, liquidator, assignee or custodian appointed for it.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

(c)                cGMP. BryoLogyx is unable to obtain cGMP certification from its contract manufacturer by March 31, 2021 and the Parties are unable to agree in writing to a later date as set forth in Section 2.1.

6.3               Termination for Convenience. Until the date that Neurotrope places its first Additional Order for commercial supply of API, Neurotrope may not terminate this Agreement, other than for the reasons set forth in Section 6.2 hereof. After the date upon which Neurotrope places its first Additional Order for commercial supply of API, either Party may terminate this Agreement for any reason or no reason upon at least six (6) months’ prior written notice to the other Party, subject to the provisions of Section 6.2 hereof. Any termination under this Section 6.3 will be subject to the provisions of Section 6.4 hereof.

6.4               Effect of Termination.

(a)                Fulfillment Of Certain Obligations. Upon any termination of this Agreement, both Parties will fully perform all of their obligations hereunder that have accrued through the date of such termination.

(b)                Shipment Of API By BryoLogyx To Neurotrope. Upon the effective date of termination of this Agreement by either party, then, unless the Parties agree otherwise in writing, BryoLogyx will deliver to Neurotrope all API in inventory or storage, with respect to the Initial Order and each Additional Order, and Neurotrope will be required to pay for such API under the terms for payment set forth in this Agreement.

(c)                Transition Assistance. If Neurotrope terminates this Agreement pursuant to Section 6.2(b) hereof, then BryoLogyx will, at Neurotrope’s written request, promptly and diligently work with AMRI (formerly known as Albany Molecular Research Inc.; “AMRI”) to cause AMRI to provide API directly to Neurotrope under such terms as set forth in the agreement between BryoLogyx and AMRI until AMRI and Neurotrope enter into their own separate written agreement for such supply, provided that Neurotrope will pay AMRI directly for supply of API by AMRI to Neurotrope. BryoLogyx acknowledges that time is of the essence in BryoLogyx’s performance of this Section 6.4(c) and will use its commercially diligent efforts to facilitate the transition to AMRI of API supply to Neurotrope.

6.5               Survival. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity. Sections
1, 2.8, 4, 6.4, 6.5, 7, 8, 9 and 10 hereof, and all liabilities that accrue during the Term, will survive expiration or termination of this Agreement and will continue to be enforceable.

7.            Intellectual Property Rights

Each Party will retain, and no license or other right is granted to the other Party with respect to, such first Party’s intellectual property rights, however arising, including any intellectual property rights of the relevant Party which may arise after the Effective Date, and including without limitation any such intellectual property rights with respect to bryostatin in any form or formulation, and further provided that the Parties do not intend to conduct with each other during the Term any research and development activities related to bryostatin in any form or formulation and that any such collaborative activities will be the required to be set forth in and governed by a separate written agreement between the Parties with respect thereto.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

8.            Confidentiality

8.1               Confidentiality. The Parties are parties to that certain Mutual Confidentiality Agreement dated as of April 13, 2018 (the “CDA”). BryoLogyx and Neurotrope each acknowledge and agree that they have been and will be in a confidential relationship to the other Party pursuant to this Agreement and that each has gained and will gain knowledge that comprises valuable trade secrets and other confidential information of the other Party, including customer lists, other customer data and information, sales and marketing data and information, technical data and information, Processing information, Intellectual Property, and other data and information concerning API, including the Specifications, or the Party’s respective businesses, all of which, including without limitation the Quality Agreement as confidential information of BryoLogyx, constitutes confidential information of the relevant Party under the CDA, and the Parties’ use of such information will be governed by the CDA and this Agreement.

8.2               Public Announcements. Neither Party will advertise, issue any press release, post any image or make any other public statement, including without limitation any disclosure requirements of Neurotrope under applicable securities laws, regarding or relating to the Parties’ relationship pursuant to this Agreement, including the terms and conditions of this Agreement, without the other Party’s express prior written approval, which will not be unreasonably or untimely withheld or denied.

9.           DISPUTE RESOLUTION.

Any claim arising out of or relating to this Agreement or the validity, enforcement, or breach thereof, will be first referred by either Party, in writing to the other Party, simultaneously to the President or Chief Executive Officer the other Party, which individuals will promptly and in good faith discuss and attempt to resolve such matter, including in such discussion the possibility of mediation or arbitration, provided that if after such good faith discussion the matter is not successfully resolved, each Party will have the right to pursue such judicial remedy or remedies as are available to it.

10.         Miscellaneous

10.1           Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOSS OF PROFITS, LOSS OF REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, OR OTHER INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, EXCEPT FOR DAMAGES CAUSED BY (A) A BREACH OF SECTION 8 (CONFIDENTIALITY) HEREOF, OR (B) A PARTY’S GROSS NEGLIGENCE, MISCONDUCT OR VIOLATION OF LAW, OR (C) BRYOLOGYX’S BREACH OF SECTION 2.10 HEREOF.

10.2           Governing Law. This Agreement and all actions arising out of or in connection with this Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof or of any other state and provided that the UNCISG will not apply to this Agreement.

10.3           Independent Contractors. The relationship between Neurotrope and BryoLogyx hereunder will be that of independent contractors, and nothing in this Agreement will be deemed to constitute a joint venture, partnership, agency or employer/employee arrangement between the Parties. Neither Party will have any authority or power to bind the other Party or to contract in the name of, or make any representations or warranties, express or implied, on behalf of the other Party, or otherwise create any liability against the other Party in any way for any purpose.

10.4           Force Majeure. The Parties hereto will not be responsible for any loss or breach due to delay in delivery or performance hereunder caused by causes outside of such Party’s reasonable control which may include governmental regulations, controls or directions, outbreak of a state of emergency, hostilities, civil commotion, riots, epidemics, acts of God, other natural casualties, fires, strikes, or walkouts or other similar unforeseeable cause or causes not caused by the affected Party’s negligence. In the event that any Party will be delayed in, or prevented from, performing its obligations under this Agreement as a result of any of the foregoing, such Party will promptly notify the other Party of such delay or cessation in performance. In the event that such Party is unable to resume performance hereunder within sixty (60) days after the date on which its performance was suspended, the other Party will have the right to terminate this Agreement upon at least ten (10) days prior written notice to the non-performing Party.

10.5           Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that each Party may assign this Agreement without the consent of the other Party to a successor to all or substantially all of such Party’s business or assets relating to this Agreement whether by sale, amalgamation, merger, operation of law or otherwise. The Party assigning this Agreement will notify the other Party in writing promptly (but in no event more than ten (10) days) after such assignment, which notice will include the name and address of the assignee, and provided that it will be a condition of any such assignment that the assignee agrees in writing specifically for the benefit of the non-assigning Party to fully assume and discharge the remaining undischarged obligations of the assigning Party. Any assignment in violation of this Section 10.5 will be null and void.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

10.6           Counting Of Time. Whenever days are to be counted under this Agreement, the first day will not be counted and the last day will be counted.

10.7           Notices. All notices, consents and other formal or legal communications hereunder to any Party will be deemed to be sufficient if contained in a written instrument delivered in person, including delivery by recognized express courier, fees prepaid, or sent by electronic mail with confirmed receipt (“email”) in each case addressed as set forth below such Party’s signature below, or to such other address as may hereinafter be designated in writing by the recipient to the sender pursuant to this Section 10.7. Notices hereunder may not be sent by facsimile or by mail. All such notices, consents and communications will be deemed to have been received in the case of personal delivery, including delivery by express courier, on the date of such delivery, or in the case of email transmission, upon confirmation of transmission.

10.8           No Waiver. No failure to delay on the part of either Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the Party granting such waiver.

10.9           Expenses. Each Party will, except as otherwise set forth specifically in this Agreement bear such Party’s own fees and expenses incurred with respect to the negotiation and execution of this Agreement and with respect to the transactions contemplated hereby.

10.10        Severability. If any Section, or portion thereof, of this Agreement is held invalid by reason of any law, statute, or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof will be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, will be deemed divisible and deleted with respect to such jurisdiction, but the Agreement will not otherwise be affected.

10.11        Further Actions and Documents. Each Party will execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

10.12        Entire Agreement; Amendment. This Agreement, together with the CDA, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. If the terms of this Agreement conflict with any order, the terms of this Agreement will control and prevail, and no terms, provisions or conditions of any purchase order, invoice or other business form or written authorization used unilaterally (as opposed to matters agreed to in writing by the Parties together as provided herein) by either Party as to the matters governed by this Agreement will have any effect on the rights, duties or obligations hereunder or otherwise modify this Agreement. No agreement or understanding varying or extending this Agreement will be binding upon either Party, and no amendment hereto, will be valid unless set forth in a writing which specifically refers to the Agreement and the relevant matter, and that is signed by duly authorized officers or representatives of the respective Parties, and the provisions of the Agreement not specifically amended thereby will remain in full force and effect. Nothing in this Agreement removes or overrides any right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action by the other Party. This Agreement binds the Parties’ successors and permitted assigns. In the event of a conflict between the terms of this Agreement and the Quality Agreement, the terms of the Quality Agreement will govern with respect to quality and technical terms, and the terms of this Agreement will govern all other matters.

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

10.13        Construction; References. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party, and any ambiguity will not be interpreted against the drafting Party. References to “Sections” herein are to Sections hereof.

10.14        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument. Any signature page delivered by electronic image transmission, including without limitation a PDF by email, will be binding to the same extent as an original signature page.

[Signature page follows]

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

Neurotrope bioscience, Inc.	BRYOLOGYX INC.

By: /s/ Robert Weinstein	By: /s/ Thomas M. Loarie
Robert Weinstein	Thomas M. Loarie
Chief Financial Officer	Chief Executive Officer
Date signed: June 9, 2020	Date signed: June __, 2020

Address:	Attention: CFO	Address:	Attention: CEO
	1185 Avenue of the Americas		2485 Holly Oak Drive
	New York, NY 10036		Danville, CA 94506-2043
	Email: rweinstein@neurotropebioscience.com		Email: tloarie@bryologyx.com

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BryoLogyx/Neurotrope—Bryostatin-1 Supply Agreement

EXHIBIT A

SPECIFICATIONS

[Note: These are initial specifications as at the Effective Date, and are to be updated with completion of analytical method development to confirm final specifications and provided that such updated specification will be set forth on this Exhibit A at such time, as an automatic amendment of this Exhibit A.]

Test	Description	Acceptance Criteria
Physical description	Visual Assessment	White to off-white
Identity	1H NMR	Conforms to structure
	HPLC	Sample retention time corresponds to reference marker retention time (Ratio agreement 0.95 – 1.05)
Chemical Purity (% area)	HPLC	NLT 96.0%
Optical rotation	Polarimeter	Report results

Potency (%w/w)	Quantitative NMR	96-104%
Individual and Total Related Substances (% area)	HPLC	Specified and Unspecified Impurities: report
Total Impurities: NMT 4.0%
Residual Solvents l	GC	t-Butylmethylether: NMT 5000 ppm
Dicholoromethane: NMT 600 ppm
Ethylacetate : NMT 5000 ppm
n-Heptane: NMT 5000 ppm
Methanol: NMT 3000 ppm
Tetrahydrofuran: NMT 720 ppm
Toluene : NMT 890 ppm
Melting Point (°C)	DSC	Report
Water Content (%)	Karl Fisher	Report results (%)
Microbial (cfu/g)	USP	Total Aerobic Microbial Count: NMT 10[3] Total Yeast and Mold Count: NMT 10[2]

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